 Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to the registration statement on Form S-4 of Berkshire Hills Bancorp, Inc. of our report dated March 1, 2018 relating to the consolidated financial statements and effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Berkshire Hills Bancorp, Inc. for the year ended December 31, 2017, and to the reference to us under the heading "Experts" in the registration statement.

/s/ Crowe LLP

New York, New York

February 21, 2019